Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement on Form S-4 of Access National Corporation of our reports dated March 14, 2016, relating to our audits of the consolidated financial statements and internal control over financial reporting of Middleburg Financial Corporation and subsidiaries, appearing in the Annual Report on Form 10-K of Middleburg Financial Corporation for the year ended December 31, 2015. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Yount, Hyde & Barbour, P.C.

Yount, Hyde & Barbour, P.C.

Winchester, Virginia

December 12, 2016